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                                                                 EXHIBIT (99)(c)

                      (FORM OF EXCHANGE AGENCY AGREEMENT)

                                 May ___, 1997


The First National Bank of Chicago
One First National Plaza
Chicago, Illinois  60670

Ladies and Gentlemen:

     BARNETT BANKS, INC., a Florida corporation, as Depositor ("Barnett") and BARNETT CAPITAL I, a trust formed under the laws of the state of Delaware (the "Trust") hereby appoint THE FIRST NATIONAL BANK OF CHICAGO to act as exchange agent (the "Exchange Agent") in connection with an exchange offer by Barnett and the Trust to exchange up to $300,000,000 aggregate Liquidation Amount of the Trust's 8.06% Capital Securities due December 1, 2026 (the "New Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate Liquidation Amount of the Trust's outstanding 8.06% Capital Securities due December 1, 2026 (the "Old Securities"). The terms and conditions of the exchange offer are set forth in a Prospectus dated May ___, 1997 (as the same may be amended or supplemented from time to time, the "Prospectus") and in the related Letter of Transmittal, which together constitute the "Exchange Offer." The registered holders of the Capital Securities are hereinafter referred to as the "Holders." Capitalized terms used herein and not defined shall have the respective meanings assigned thereto in the Prospectus.

     The Exchange Offer is expected to be commenced by the Trust on or about __________, 1997. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the ATOP system) is to be used by the holders of the Old Securities to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for Old Securities tendered in connection therewith and (ii) the book-entry transfer of Old Securities to the Exchange Agent's account.

     The Exchange Offer shall expire at 5:00 p.m. New York City time, on __________, 1997 or on such later date or time to which the Trust may extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to the Exchange Agent before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

     The Trust expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange and Old Securities not theretofore accepted for exchange, based upon any conditions of the Exchange Offer described in the Prospectus. The Trust will give oral (to be confirmed in writing) or written notice of any

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amendment, termination or nonacceptance of Old Securities to the Exchange
Agent promptly after any amendment, termination or nonacceptance.

     On the basis of the representations, warranties and agreements of Barnett, the Trust and the Exchange Agent contained herein and subject to the terms and conditions hereof, the following sets forth the agreement between Barnett, the Trust and the Exchange Agent for the Exchange Offer:

1.   APPOINTMENT AND DUTIES AS EXCHANGE AGENT.

     a. Barnett and the Trust hereby authorize and appoint The First National Bank of Chicago to act as Exchange Agent in connection with the Exchange Offer and The First National Bank of Chicago agrees to act as Exchange Agent in connection with the Exchange Offer. As Exchange Agent, The First National Bank of Chicago will perform those services as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" and as are outlined herein.

     b. Barnett and the Trust acknowledge and agree that The First National Bank of Chicago has been retained pursuant to this Agreement to act solely as Exchange Agent in connection with the Exchange Offer, and in such capacity, the Exchange Agent shall perform such duties in good faith.

     c. The Exchange Agent will establish an account with respect to the Old Securities at The Depository Trust Company ("DTC") for the purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Old Securities by causing DTC to transfer such Old Securities into the Exchange Agent's account in accordance with DTC's procedure for such transfer.

     d. The Exchange Agent will examine each of the Letters of Transmittal and certificates for Old Securities and any other documents delivered or mailed to the Exchange Agent by or for Holders of the Old Securities, and any book-entry confirmations (as defined in the Prospectus) received by the Exchange Agent with respect to the Old Securities, to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Old Securities have otherwise been properly tendered, and (iii) Holders have provided their correct Tax Identification Number or required certification. Determination of all questions as to validity, form, eligibility and acceptance for exchange of any Old Securities shall be made by Barnett or the Trust, whose determination shall be final and binding. In each case where the Letters of Transmittal or any other documents have been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information, or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the tender of the Old Securities exists, the Exchange Agent will endeavor to advise

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the tendering Holders of the irregularity and to take any other action may be necessary or advisable as to cause such irregularity to be corrected. Notwithstanding the foregoing, the Exchange Agent shall not incur any liability for failure to give any such notification.

     e. With the approval of any Regular Trustee of the Trust or any person designated in writing by Barnett (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any such Regular Trustee or Designated Officer, the Exchange Agent is authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.

     f. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer" and Old Securities shall be considered properly tendered only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph, Old Securities which any Regular Trustee or Designated Officer shall approve (such approval, if given orally, to be confirmed in writing) as having been properly tendered shall be considered to be properly tendered.

     g. The Exchange Agent shall advise Barnett and the Trust with respect to any Old Securities received after 5:00 p.m., New York City time, on the Expiration Date and accept their instructions with respect to disposition of such Old Securities.

     h.   The Exchange Agent shall accept tenders:

          (a) in cases where the Old Securities are registered in two or more names only if signed by all named Holders;

          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority so to act is submitted; and

          (c) from persons other than the registered Holder of Old Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

     The Exchange Agent shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Securities to the transfer agent for split-up and return any untendered Old Securities or Old Securities which have not been accepted by Barnett and the Trust to the Holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

    i. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Trust will notify the Exchange Agent (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Securities

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properly tendered and the Exchange Agent, on behalf of the Trust, will exchange such Old Securities for New Securities and cause such Old Securities to be canceled. Delivery of New Securities will be made on behalf of the Trust by the Exchange Agent at the rate of $1,000 liquidation amount of the corresponding series of Old Securities tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Securities by the Trust; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by the Exchange Agent of certificates for such Old Securities (or confirmation of book-entry transfer into the Exchange Agent's account at
DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents. You shall issue New Securities only in denominations of $1,000 or any integral multiple thereof.

     j. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

     k. The Trust shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by Barnett and the Trust not to exchange any Old Securities tendered shall be given by Barnett or the Trust orally (and confirmed in writing) to the Exchange Agent.

     l. If, pursuant to the Exchange Offer, Barnett and the Trust do not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer" or otherwise, the Exchange Agent shall promptly after the expiration or termination of the Exchange Offer return such certificates for unaccepted Old Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in the Exchange Agent's possession, to the persons who deposited such certificates.

     m. Certificates for reissued Old Securities, unaccepted Old Securities or New Securities shall be forwarded by (a) first-class certified mail, return receipt requested under a blanket surety bond obtained by the Exchange Agent protecting the Exchange Agent, Barnett and the Trust from loss or liability arising out of the non-receipt or non-delivery or such certificates or (b) by registered mail insured by the Exchange Agent separately for the replacement value of each such certificate.

     n. The Exchange Agent is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other persons or to engage or use any person to solicit tenders.

     o.   As Exchange Agent, The First National Bank of Chicago:

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          (i)    shall have no duties or obligations other than those
     specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or herein or as may be subsequently agreed to in writing;

          (ii) will make no representations and will have no responsibilities as to the validity, value or genuineness of any of the certificates for the Old Securities deposited pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (iii) shall not be obligated to take any legal action hereunder which might in the Exchange Agent's reasonable judgment involve any expense or liability, unless the Exchange Agent shall have been furnished with reasonable indemnity;

          (iv) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to the Exchange Agent and reasonably believed by the Exchange Agent to be genuine and to have been signed by the proper party or parties;

          (v) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Exchange Agent believes in good faith to be genuine and to have been signed or represented by a proper person or persons;

          (vi) may rely on and shall be protected in acting upon written or oral instructions from any Regular Trustee or Designated Officer;

          (vii) may consult with its own counsel with respect to any questions relating to the Exchange Agent's duties and responsibilities and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by the Exchange Agent hereunder in good faith and in accordance with the advice or opinion of such counsel;

          (viii) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of its Old Securities or as to the market value, decline or appreciation in market value of any Old Securities or as to the market value of the New Securities; and

          (ix)   The Exchange Agent shall take such action as may from time to

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     time be requested by Barnett or the Trust to furnish copies of the
     Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by Barnett and the Trust, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the procedures for accepting (or withdrawing from) the Exchange Offer. Barnett and the Trust will furnish you with copies of such documents at your request.

     p. The Exchange Agent shall advise by facsimile transmission or telephone and promptly thereafter confirm in writing to Barnett and the Trust and such other persons as Barnett and the Trust may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested), up to and including the Expiration Date, the aggregate liquidation amount of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by the Exchange Agent pursuant to the Exchange Offer and this Agreement, reporting separately and cumulatively as to items properly received and items improperly received. In addition, the Exchange Agent will also provide, and cooperate in making available to Barnett and the Trust or any such other persons as requested from time to time, such other information in its possession as Barnett and the Trust may reasonably request. Such cooperation shall include, without limitation, the granting by the Exchange Agent to Barnett and the Trust, and such persons as Barnett and the Trust may request, of access to those persons on the Exchange Agent's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date Barnett and the Trust shall have received information in sufficient detail to enable Barnett and the Trust to decide whether to extend the Exchange Offer. The Exchange Agent shall prepare a final list of all persons whose tenders were accepted, the aggregate liquidation amount of Old Securities tendered and the aggregate liquidation amount of Old Securities accepted and deliver said list to Barnett and the Trust.

     q. Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery shall be stamped by the Exchange Agent as to the date and time of receipt thereof and shall be preserved by the Exchange Agent for a period of time at least equal to the period of time the Exchange Agent preserves other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by the Exchange Agent to Barnett and the Trust. The Exchange Agent shall dispose of unused Letters of Transmittal and other surplus materials by returning them to Barnett or the Trust.

     r. The Exchange Agent hereby expressly waives any lien, encumbrance or right of set-off whatsoever that the Exchange Agent may have respect to funds deposited with it for the payment of transfer taxes by reasons of amounts, if any, borrowed by Barnett or the Trust, of any of its or their subsidiaries or affiliates pursuant to any loan or credit agreement with the Exchange Agent or for compensation owed to the Exchange Agent hereunder or for any other matter.

     s.   The Exchange Agent hereby acknowledges receipt of the Prospectus and

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the Letter of Transmittal and the Notice of Guaranteed Delivery and further acknowledges that it has examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery (as they may be amended or supplemented from time to time), on the other hand, shall be resolved in favor of the latter three documents, except with respect to the duties, liabilities and indemnification of the Exchange Agent which shall be controlled by this Agreement.

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2.  COMPENSATION

    For services rendered as Exchange Agent hereunder, the Exchange Agent shall be entitled to such compensation as is set forth on Schedule I attached hereto.

3.  INDEMNIFICATION

     a. The Trust hereby agrees to indemnify and hold harmless the Exchange Agent against and from any and all costs, losses, liabilities and expenses (including reasonable counsel fees and disbursements) arising out of or in connection with any act, omission, delay or refusal made by the Exchange Agent in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by the Exchange Agent to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities reasonably believed by the Exchange Agent in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities. Anything in this Agreement to the contrary notwithstanding, neither Barnett nor the Trust shall be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of the Exchange Agent's bad faith, gross negligence or willful misconduct. In no case shall the Trust be liable under this indemnity with respect to any claim against the Exchange Agent until the Trust shall be notified by the Exchange Agent, by letter, of the written assertion of a claim against the Exchange Agent or of any other action commenced against the Exchange Agent, promptly after the Exchange Agent shall have received any such written assertion or notice of commencement of action. The Trust shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Trust so elects, the Trust may assume the defense of any pending or threatened action to enforce any such claim. In the event that the Trust shall assume the defense of any such suit or threatened action in respect of which indemnification may be sought hereunder, the Trust shall not be liable for the fees and expenses incurred thereafter of any additional counsel retained by the Exchange Agent so long as the Exchange Agent consents to the Trust's retention of counsel, which consent may not be unreasonably withheld; provided, however, that the Trust shall not be entitled to assume the defense of any such action if the named parties to such action include Barnett or the Trust and the Exchange Agent and representation of the parties by the same legal counsel would, in the written opinion of counsel for the Exchange Agent, be inappropriate due to actual or potential conflicting interests among them. It is understood that neither Barnett nor the Trust shall be liable under this paragraph for the fees and disbursements of more than one legal counsel for the Exchange Agent.
 In the event that the Trust shall assume the defense of any such suit with counsel reasonably acceptable to the Exchange Agent, the Trust shall not thereafter be liable for the fees and expenses of any counsel retained by the Exchange Agent.

     b. The Exchange Agent agrees that, without the prior written consent of the Trust (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or

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proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not the Exchange Agent, Barnett or the Trust or any of its directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of Barnett or the Trust and its directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

4.   TAX INFORMATION

     a. The Exchange Agent shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. Barnett and the Trust understand that the Exchange Agent is required, in certain instances, to deduct 31% with respect to interest paid on the New Securities and proceeds from the sale, exchange, redemption or retirement of the New Securities from Holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations. The Exchange Agent shall notify Barnett and the Trust of any Holder who has failed to supply such Taxpayer Identification Number or certification.

     b. The Exchange Agent shall notify the Trust of the amount of any transfer taxes payable in respect of the exchange of Old Securities and, upon receipt of written approval from the Trust, the Exchange Agent shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, its check in the amount of all transfer taxes so payable, and the Trust shall reimburse the Exchange Agent for the amount of any and all transfer taxes payable in respect of the exchange of Old Securities;
provided, however, that the Exchange Agent shall reimburse the trust for amounts refunded to the Exchange Agent in respect of your payment of any such transfer taxes, at such time as such refund is received by the Exchange Agent.

5.   GOVERNING LAW.   This Agreement shall be governed by, and construed in
accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state without regard to conflicts of laws principles.

6. NOTICES. Any communication or notice provided for hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) be delivery in person, telecopy, or overnight delivery or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the address indicated below:

     If to Barnett:

              Barnett Banks, Inc.

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              50 N. Laura Street
              Jacksonville, Florida  32202
              Attention:  Treasurer

     If to the Trust:

              c/o Barnett Banks, Inc.
              50 N. Laura Street
              Jacksonville, Florida  32202

              Attention:  Treasurer

     If to the Exchange Agent:

              The First National Bank of Chicago
              One First National Plaza
              Chicago, Illinois  60670
              Telecopier No.:  312-407-1708

              Attention:  Corporate Trust Administration


or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section.

7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no holder of Old Securities or New Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8. COUNTERPARTS; SEVERABILITY. This Agreement may be executed in one or more counterparts, and each of such counterparts shall together constitute one and the same agreement. If any term or other provision of this Agreement or the application thereof is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any term or provision or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

9. CAPTIONS. The descriptive headings contained in this Agreement are included

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for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof by waived except in writing signed by each party to be bound thereby.

11. TERMINATION. This Agreement shall terminate upon the earlier of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer, (b) the close of business on the date of actual receipt of written notice by the Exchange Agent from Barnett and the Trust stating that this Agreement is terminated, (c) one year following the date of this Agreement, or (d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto. Notwithstanding the foregoing, Paragraphs 2, 3, and 4 shall survive termination of this Agreement.

     Kindly indicate the Exchange Agent's acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to Barnett a copy of this Agreement so signed, whereupon this Agreement and the Exchange Agent's acceptance shall constitute a binding agreement between the Exchange Agent, Barnett and the Trust.

                                       Very truly yours,

                                       BARNETT BANKS, INC.


                                       By:
                                          ---------------------------------
                                       Name:  Paris P. Thermenos
                                       Title: Treasurer


                                       BARNETT CAPITAL I


                                       By:
                                          ---------------------------------
                                       Name:  Paris P. Thermenos
                                       Title: Regular Trustee


                                       Accepted and agreed to as of
                                       the date first written above:

                                       THE FIRST NATIONAL BANK OF CHICAGO

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                                       By:
                                          ---------------------------------
                                       Name:
                                       Title: